Exhibit 4.7

$_____________	_____________, 2016

CONVERTIBLE PROMISSORY NOTE
1.
Principal and Interest.
FOR VALUE RECEIVED, Endra, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of _____________ (“Lender”) the principal sum of ________________ Dollars ($_______), or such other amount as shall have been advanced and be outstanding hereunder and remain unpaid, with interest thereon compounded annually from the date hereof until paid at a rate OF eight percent (8%) per annum. On the date hereof, Lender made a loan to Borrower in the amount of $_______. Following making such loan, the principal amount of this convertible promissory note (this “Note”) at any time shall be equal to such amount less the aggregate amount of all repayments of principal of this Note made by Borrower through such time. Unless otherwise defined herein, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, however, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.
(a) All outstanding amounts under this Note shall be due and payable upon the one-year anniversary of the date hereof (the “Maturity Date”). All payments hereunder shall be applied first to payment of accrued interest as of the date of such payment, and the balance, if any, shall be applied in reduction of the outstanding principal.
(b) This Note is one of several identical convertible promissory notes issued by Borrower to certain stockholders of the Borrow on the date hereof (collectively, the “Notes”). All payments to be made by Borrower upon any Note shall be paid proportionally among the holders of all such Notes (the “Lenders”) based upon the total outstanding principal amounts thereof.
(c) Upon at least ten (10) days advanced written notice Borrower shall have the right at any time and from time to time to prepay this Note in whole or in part, without any prepayment premium. Any prepayment shall be applied in the manner above provided.
2. Conversion.
(a) All outstanding principal and interest on this Note will convert automatically concurrently with the completion by Borrower of an equity financing of $3.0 million or more on or before the Maturity Date into the type, kind and character of securities issued in the financing, on the same terms, including price, and with the same rights, preferences and privileges as are received by investors in the financing, and such conversion securities shall be issued pursuant to the same agreements for the issuance of the securities in the financing.
(b) Lender may, at any time before the Maturity Date, elect to convert this Note in full into shares of Borrower Common Stock. Upon such conversion, Lender shall surrender this Note to Borrower and Borrower shall issue to Lender a number of shares of Common Stock equal to the outstanding amount due hereunder divided by $0.40. For avoidance of doubt, partial conversion of this Note shall not be permitted. In order to provide Lender the opportunity to convert pursuant to this Section 2(b), the Borrower shall provide Lender at least ten (10) days advanced written notice of the sale of all or substantially all the assets of Borrower or any merger, consolidation or acquisition of Borrower with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Borrower in one or more related transactions (each, a “Change of Control”).

(c) Upon the election of Lenders holding a majority of the outstanding principal amount of the Notes (such holders, the “Required Lenders”), all outstanding Notes may be converted into a number of shares of Common Stock equal to the outstanding amounts due on such Notes divided by $0.40 per share.
3.
Security.
(a) As security for the payment of all principal and interest due under this Note (the “Obligations”), Borrower hereby pledges and grants to ______________ as collateral agent (in such capacity, the “Agent”) for the ratable benefit of itself and the other Lenders, a first priority security interest in and to the Collateral (as defined below) owned by Borrower. For purposes hereof, “Collateral” shall mean shall mean all the Borrower's present and future right, title and interest in and to any and all of the assets and personal property of the Borrower (including the Borrower’s intellectual property) whether such assets or property are now existing or hereafter created, acquired or arising and wherever located from time to time. Except for sales of inventory in the ordinary course of business, Borrower agrees not to transfer or assign any of the Collateral as long as any Obligations remain unpaid. Lender shall have all of the rights, powers and privileges of a secured party under the Delaware Uniform Commercial Code in force and effect from time to time with respect to the security interest granted hereunder.
(b)  Borrower hereby irrevocably authorizes Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral. Borrower hereby further authorizes Agent to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Note and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Borrower hereunder, without the signature of Borrower where permitted by law, and naming Borrower as debtor, and Agent as secured party.
(c) Borrower represents and warrants that on the date hereof, any and all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to Lenders in respect of the Collateral and, to the extent necessary or appropriate, to the extent requested and delivered to Borrower by Lender, have been duly executed and delivered to Agent. Borrower agrees that it will maintain the security interest created by this Note in the Collateral as a perfected first priority security interest.
(d) Borrower shall take such further actions, and execute and/or deliver to Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as Agent may in its judgment deem necessary or appropriate in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to Lenders hereunder, and enable Agent, on behalf of Lenders, to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. If an Event of Default has occurred and is continuing, Agent may institute and maintain, in its own name, such suits and proceedings as Agent may deem to be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. Borrower shall cooperate with all of the foregoing at the sole cost and expense of Borrower.

(e) Borrower has good title to, or a valid license to or leasehold interest in, all the Collateral, and none of such property is subject to any lien, claim, option or right of others, except for the security interest granted to Lenders hereunder. This Section is effective to create in favor of Lenders, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof.
(f) Borrower shall, at its own cost and expense, defend title to the Collateral and the security interest and lien granted to Lenders with respect thereto against all claims and demands of all persons at any time claiming any interest therein adverse to Lenders.
(g) Borrower shall not change: (a) its legal name, identity, type of organization or corporate structure (it being agreed that the creation of new classes of stock and other corporate changes necessary to facilitate Borrower’s equity financing shall not be considered a violation of the foregoing); (b) the location of its chief executive office or its principal place of business, except with not less than thirty (30) days written notice to Agent; (c) its organizational identification number (if any); or (d) its jurisdiction of organization.
(h) In the event that the proceeds of any casualty insurance claim are paid to Borrower, such net cash proceeds shall be used to repair or replace the damaged or lost property within 180 days of such damage or loss, or in the event that such repair or replacement is not feasible following the casualty, such net cash proceeds shall instead be held in trust for the benefit of Lenders and immediately after receipt thereof shall be paid to Agent for application in accordance with this Note.
(i) If any Event of Default shall have occurred and be continuing:
(i)  Agent may exercise, without any other notice to or demand upon Borrower, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may, in compliance with applicable law:
(1) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Agent immediately, assemble the Collateral or any part thereof, as directed by Agent and make it available to Agent at Borrower’s principal place of business;
(2)  with written notice specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale (in which Borrower and/or any of its stockholders, creditors or designees shall be entitled to participate), at Agent’s election, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable;

(3)  occupy any premises owned or leased by Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without monetary obligation to Borrower in respect of such occupation; and
(4) exercise any and all rights and remedies of Lenders under or in connection with the Collateral, or otherwise in respect of the Collateral.

(j) Agent shall give at least 10 days' written notice to Borrower of the time and place of any public or private sale of Collateral. At any sale of the Collateral, if permitted by applicable law, Agent may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the obligations under this Note as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Agent arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral after any sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the obligations under the Note or otherwise. Agent shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action with regard thereto. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Agent shall not be obligated to clean-up or otherwise prepare the Collateral for sale.
(k) Upon the exercise by Agent of its remedies hereunder, any proceeds received by Agent in respect of any realization upon any Collateral shall be applied pursuant to this Note. Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the obligations under this Note and the fees and other charges of any attorneys employed by Agent to collect such deficiency.
(l) Upon payment in full of all Obligations, the security interest in the Collateral shall be terminated and Agent will, at Borrower’s request and expense, take all necessary action and make such appropriate filings as required to terminate the security interest.
4. Default.
(a) Each of the following shall constitute an “Event of Default” hereunder: (1) commencement by Borrower of a voluntary case or other proceeding seeking liquidation, a reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially of its property, or consent by Borrower to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making of a general assignment for the benefit of creditors; (2) commencement of an involuntary case or other proceeding against Borrower seeking liquidation, reorganization or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for Borrower or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for period of 30 consecutive days; (3) a Change of Control; and (4) failure to pay amounts outstanding and due and payable under this Note following five days written notice thereof from Agent.

(b) Upon the occurrence of an Event of Default, the entire principal balance of this Note and all accrued interest shall become immediately due and payable whereupon the holder hereof shall also have such other rights and remedies as may be available hereunder and under applicable law, all of which shall be cumulative.
5. Miscellaneous.
(a) Borrower shall pay all reasonable out-of-pocket costs and expenses reasonably incurred by Agent or then holder of this Note to enforce payment of this Note when due and payable, including reasonable attorney’s fees and other out-of-pocket expenses of collection.
(b) All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment, or dishonor, and any and all other notices and demands whatsoever, and agree to remain bound until the principal of and interest on this Note is paid in full, notwithstanding any extension or extensions of time for payment which may be granted, even though the period or periods of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal rights available to, the holder of this Note. This Note shall be governed, constructed and enforced in accordance with the laws of the State of Delaware.
(c) This Note may be modified or amended, and any provision hereof may be waived, only pursuant to a writing signed by Borrower, and the Required Lenders at the time of such amendment, modification or waiver.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the day and year first above written.

ENDRA, INC.
By:
Name: Francois Michelon
Title: CEO